FOR IMMEDIATE RELEASE

THE STANLEY WORKS ANNOUNCES RESULTS OF SHAREOWNER VOTES AT 165TH ANNUAL MEETING

New Britain, Connecticut, April 23, 2008 ... The Stanley Works (NYSE: SWK) announced, at its 165TH annual meeting of shareowners held today, the following results of votes by shareowners:

•	Carlos M. Cardoso was elected to a three-year term on the company’s Board of Directors, receiving the affirmative votes of 67,517,354 shares, or 96.1% of the shares present at the annual meeting. Mr. Cardoso, Chairman of the Board, President and Chief Executive Officer of Kennametal, Inc. has served on The Stanley Works’ Board of Directors since October, 2007.

•	Robert B. Coutts was elected to a three-year term on the company’s Board of Directors, receiving the affirmative votes of 67,672,399 shares, or 96.3% of the shares present at the annual meeting. Mr. Coutts, retired Executive Vice President of the Lockheed Martin Corporation, has served on The Stanley Works’ Board of Directors since July, 2007.

•	Marianne Miller Parrs was elected to a three-year term on the company’s Board of Directors, receiving the affirmative votes of 67,906,587 shares, or 96.6% of the shares present at the annual meeting. Ms. Parrs, retired Executive Vice President and Chief Financial Officer of International Paper Company is a newly-elected member of the Stanley Works Board of Directors.

•	The appointment of Ernst & Young, LLP as the company’s independent auditors for the year 2008 was approved by 67,326,812 shares, or 95.8% of the shares present at the annual meeting.

•	A shareowner proposal urging the company’s Board of Directors to take the necessary steps to require that all members of the Board of Directors be elected annually was approved by 48,802,657 shares, or 76.1% of the shares present at the annual meeting.

John F. Lundgren, Chairman and Chief Executive Officer, chaired the meeting and declared: “The three proposals – to elect three directors, to approve the appointment of E&Y as auditors for 2008 and to recommend all directors be elected annually – were approved.”

The Stanley Works, an S&P 500 company, is a diversified worldwide supplier of tools and engineered solutions for professional, industrial, construction and do-it-yourself use, and security solutions for commercial applications.

Contact: Greg Waybright, Interim VP, Investor Relations

(860) 827-3544; gwaybright@stanleyworks.com

The Stanley Works corporate press releases are available under Financial News in the Investor Relations section of the company’s corporate web site at www.stanleyworks.com.